                                                                EXHIBIT (c)(4)





                          AGREEMENT AND PLAN OF MERGER

                                     among

                       THE REYNOLDS AND REYNOLDS COMPANY,

                           DELAWARE ACQUISITION CO.,

                                      and

                              DUPLEX PRODUCTS INC.

                                  dated as of

                                 April 20, 1996

                               TABLE OF CONTENTS

1. THE OFFER AND MERGER.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   --------------------
  1.1  The Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
       ---------
  1.2  Company Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       ---------------
  1.3  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       ---------
  1.4  The Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       ----------
  1.5  Effective Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       --------------
  1.6  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       -------
  1.7  Surviving Corporation Directors and Officers.  . . . . . . . . . . . . . . . . . . . . . . .  8
       --------------------------------------------
  1.8  Shareholders' Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       ---------------------
  1.9  Merger Without Meeting of Shareholders.  . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       --------------------------------------
2. CONVERSION OF SECURITIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   ------------------------
  2.1  Conversion of Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       ---------------------------
  2.2  Exchange of Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
       ------------------------
  2.3  Company Option Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       --------------------
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.   . . . . . . . . . . . . . . . . . . . . . . . . 13
   ---------------------------------------------
  3.1  Organization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       ------------
  3.2  Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       --------------
  3.3  Authorization; Validity of Agreement; Company Action.  . . . . . . . . . . . . . . . . . . . 15
       ----------------------------------------------------
  3.4  Consents and Approvals; No Violations. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       -------------------------------------
  3.5  SEC Reports and Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       ------------------------------------
  3.6  Absence of Certain Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       --------------------------
  3.7  No Undisclosed Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       --------------------------
  3.8  Information in Proxy Statement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       ------------------------------
  3.9  Employee Benefit Plans; ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       -----------------------------
  3.10 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       ----------
  3.11 Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       -------------------
  3.12 Reimbursement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       -------------
  3.13 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       -----
  3.14 Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       ---------------
  3.15 Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       --------------------
  3.16 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       ---------
  3.17 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       ---------
  3.18 Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       -------------
  3.19 Opinions of Financial Advisors.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       ------------------------------
  3.20 Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       -------------
  3.21 Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       -------------------
  3.22 Intellectual Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       -----------------------
  3.23 Broker's or Finder's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       -------------------------
  3.24 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       ---------------------
  3.25 State Takeover Statutes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       -----------------------
  3.26  Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
        ----------------
4. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER.  . . . . . . . . . . . . . . . . . . 30
   ----------------------------------------------------------
  4.1  Organization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       ------------
  4.2  Authorization; Validity of Agreement; Necessary Action.  . . . . . . . . . . . . . . . . . . 30
       ------------------------------------------------------

                                       i

  4.3  Consents and Approvals; No Violations. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       -------------------------------------
  4.4  Information in Proxy Statement; Schedule 14D-9.  . . . . . . . . . . . . . . . . . . . . . . 31
       ----------------------------------------------
  4.5  Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       ---------
  4.6  Purchaser's Operations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       ----------------------

5. COVENANTS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
   ---------
  5.1  Interim Operations of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       ---------------------------------
  5.2  Rights Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       ----------------
  5.3  HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       -------
  5.4  Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       ---------------------
  5.5  Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       ----------------------
  5.6  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       -----------------
  5.7  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       ---------------
  5.8  Brokers or Finders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       ------------------
  5.9  Additional Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       ---------------------
  5.10 Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       ---------
  5.11 Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       -------------------------------
  5.12 Directors' and Officers' Insurance and Indemnification.  . . . . . . . . . . . . . . . . . . 38
       ------------------------------------------------------

6. CONDITIONS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
   ----------
  6.1  Shareholder Approval.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       --------------------
  6.2  Statutes; Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       ------------------
  6.3  Injunctions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       -----------
  6.4  Purchase of Shares in Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       ---------------------------

7. TERMINATION.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
   -----------
  7.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       -----------
  7.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
       ---------------------

8. MISCELLANEOUS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   -------------
  8.1  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
       -----------------
  8.2  Amendment and Modification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
       --------------------------
  8.3  Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
       ------------------------------
  8.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
       -------
  8.5  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       --------------
  8.6  Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       ------------
  8.7  Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. . . . . . . . . . . . . 44
       -------------------------------------------------------------------
  8.8  Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       ------------
  8.9  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       -------------
  8.10 Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       ----------
  8.11 Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       --------
  8.12 Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       -----------------

                             INDEX OF DEFINED TERMS

  Defined Term                               Section No.

  Acquisition Proposal. . . . . . . . . .      5.7(b)
  Agreement . . . . . . . . . . . . . . .      Recitals
  Appointment Date. . . . . . . . . . . .      5.1
  Benefit Plans . . . . . . . . . . . . .      3.9(a)
  Certificate of Merger . . . . . . . . .      1.5(a)
  Certificates. . . . . . . . . . . . . .      2.2(b)
  Claims. . . . . . . . . . . . . . . . .      3.24(b)
  Closing . . . . . . . . . . . . . . . .      1.6
  Closing Date. . . . . . . . . . . . . .      1.6
  Code. . . . . . . . . . . . . . . . . .      3.9(b)
  Company . . . . . . . . . . . . . . . .      Introduction
  Company Common Stock. . . . . . . . . .      1.1(a)
  Company SEC Documents . . . . . . . . .      3.5
  Confidentiality Agreement . . . . . . .      5.4
  DGCL. . . . . . . . . . . . . . . . . .      1.4
  Disclosure Letter . . . . . . . . . . .      3.4
  Dissenting Stock. . . . . . . . . . . .      2.1(c)
  Dissenting Stockholder. . . . . . . . .      2.1(c)
  Duff & Phelps . . . . . . . . . . . . .      1.2(b)
  Exchange Act  . . . . . . . . . . . . .      1.1(a)
  Effective Time. . . . . . . . . . . . .      1.5(a)
  Environmental Claim . . . . . . . . . .      3.24(b)
  Environmental Law . . . . . . . . . . .      3.24(b)
  ERISA . . . . . . . . . . . . . . . . .      3.9(a)
  ERISA Affiliate . . . . . . . . . . . .      3.9(a)
  Exchange Act. . . . . . . . . . . . . .      1.1(a)
  GAAP. . . . . . . . . . . . . . . . . .      3.5
  Governmental Entity . . . . . . . . . .      3.4
  Hazardous Substances. . . . . . . . . .      3.24(b)
  HSR Act . . . . . . . . . . . . . . . .      3.4
  Indemnified Parties . . . . . . . . . .      5.12(a)
  Intellectual Property . . . . . . . . .      3.22
  Know-how. . . . . . . . . . . . . . . .      3.22
  Indenture . . . . . . . . . . . . . . .      3.2(a)
  Material Agreements . . . . . . . . . .      3.4
  Merger. . . . . . . . . . . . . . . . .      1.4
  Merger Consideration. . . . . . . . . .      2.1(c)
  Minimum Condition . . . . . . . . . . .      1.1(a)
  1984 Option Plan. . . . . . . . . . . .      2.3(a)
  1993 Option Plan. . . . . . . . . . . .      2.3(a)
  1995 Financial Statements . . . . . . .      3.5
  1995 Form 10-K. . . . . . . . . . . . .      3.5
  NLRB. . . . . . . . . . . . . . . . . .      3.14
  Offer . . . . . . . . . . . . . . . . .      1.1(a)
  Offer Documents . . . . . . . . . . . .      1.1(d)
  Offer Price . . . . . . . . . . . . . .      1.1(a)
  Offer to Purchase . . . . . . . . . . .      1.1(b)
  Option Plans. . . . . . . . . . . . . .      2.3(a)
  Options . . . . . . . . . . . . . . . .      2.3(a)

  Parent. . . . . . . . . . . . . . . . .      Introduction
  Paying Agent. . . . . . . . . . . . . .      2.2(a)
  Payment Fund. . . . . . . . . . . . . .      2.2(d)
  PBGC. . . . . . . . . . . . . . . . . .      3.9(e)
  Permitted Investments . . . . . . . . .      2.2(d)
  Preferred Stock . . . . . . . . . . . .      3.2(a)
  Proxy Statement . . . . . . . . . . . .      1.8(a)
  Purchaser . . . . . . . . . . . . . . .      Introduction
  Purchaser Common Stock. . . . . . . . .      2.1
  Restricted Stock Plan . . . . . . . . .      2.3(b)
  Rights. . . . . . . . . . . . . . . . .      1.1(a)
  Rights Agreement. . . . . . . . . . . .      1.1(a)
  Rights Amendment. . . . . . . . . . . .      1.2(e)
  Schedule 14D-1. . . . . . . . . . . . .      1.1(d)
  Schedule 14D-9. . . . . . . . . . . . .      1.2(c)
  SEC . . . . . . . . . . . . . . . . . .      1.1(d)
  Secretary of State. . . . . . . . . . .      1.5(a)
  Securities Act. . . . . . . . . . . . .      3.4
  Section 16. . . . . . . . . . . . . . .      2.3(a)
  Service . . . . . . . . . . . . . . . .      3.9(d)
  Shares. . . . . . . . . . . . . . . . .      1.1(a)
  Special Meeting . . . . . . . . . . . .      1.8(a)
  Subsidiary. . . . . . . . . . . . . . .      3.1
  Superior Proposal . . . . . . . . . . .      5.7(b)
  Surviving Corporation . . . . . . . . .      1.4
  Taxes . . . . . . . . . . . . . . . . .      3.13(t)
  Tax Return. . . . . . . . . . . . . . .      3.13(t)
  Tender Agreements . . . . . . . . . . .      1.2(a)
  Tender Offer Conditions . . . . . . . .      1.1(a)
  Third Party Confidentiality Agreements.      5.7(d)
  Transactions. . . . . . . . . . . . . .      1.2(a)
  Trigger Event . . . . . . . . . . . . .      8.1(b)
  Voting Debt . . . . . . . . . . . . . .      3.2(a)

                          AGREEMENT AND PLAN OF MERGER

  THE REYNOLDS AND REYNOLDS COMPANY ("PARENT"), DELAWARE ACQUISITION CO. (the "PURCHASER"), and DUPLEX PRODUCTS INC. (the "COMPANY") agree as follows:

                                    RECITALS

  Parent is an Ohio corporation. The Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent. The Company is a Delaware corporation.

  The Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this agreement (the "AGREEMENT").

1. THE OFFER AND MERGER.
   ---------------------

  1.1  THE OFFER.

   (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof) and provided that none of the events described in the attached Annex A has occurred and is then continuing, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) an offer (the "OFFER") to purchase for cash all of the issued and outstanding common stock, par value $1.00 per share (either the "SHARES" or "COMPANY COMMON STOCK"), of the Company (including the associated Preferred Stock Purchase Rights (the "RIGHTS") issued pursuant to the Rights Agreement between the Company and Harris Trust and Savings Bank, dated as of June 8, 1989, as amended (the "RIGHTS AGREEMENT")), at a price of $12.00 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "OFFER PRICE"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with the Shares beneficially owned by Parent or the Purchaser, represent at least 70% of the Shares outstanding on a fully diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex A (collectively, the "TENDER OFFER CONDITIONS").

   (b) The Purchaser shall, on the terms and subject to the prior satisfaction or waiver (subject to the limitations on waiver described in the first sentence of Section 1.1(c)) of the Tender Offer Conditions, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law. The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Tender Offer Conditions. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") containing the terms set forth in this Agreement and the Tender Offer Conditions.

   (c) (i) Any of the Tender Offer Conditions may be waived; provided, however, that, without the consent of the Company, the Purchaser shall not waive the Minimum Condition. The Tender Offer Conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent and the Purchaser regardless of the circumstances giving rise to any such Tender Offer Conditions and, subject to the preceding sentence, may be waived by Parent and the Purchaser in whole or in part.

         (ii) The Purchaser expressly reserves the right to modify the terms of the Offer (except as provided in the following sentence), including, without limitation, to extend the Offer beyond any scheduled expiration date; provided, however, without the consent of the Company, the Purchaser shall not (A) reduce the number of Shares to be purchased in the Offer, (B) reduce the Offer Price,
(C) modify or add to the Tender Offer Conditions or (D) change the form of consideration payable in the Offer. Notwithstanding the preceding sentence, if, as of the scheduled expiration date of the Offer (as the same may have been duly extended), any of the Tender Offer Conditions shall not have been satisfied, the Offer may be extended in Purchaser's sole discretion; provided, however, that under any circumstance the Offer may not be extended beyond June 15, 1996. In addition, the Offer Price may be increased (any increase shall be at Purchaser's sole discretion and Purchaser shall have no obligation to increase the Offer Price) and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

   (d) (i) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "SCHEDULE 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "OFFER DOCUMENTS").

        (ii) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments Parent, the Purchaser or their counsel may receive from time to time from the SEC with respect to the Offer Documents promptly after receipt of such comments.

  1.2  COMPANY ACTIONS.

   (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has:

     (i) determined by unanimous vote that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 1.4) is fair to and in the best interest of the holders of the Company Common Stock (the Offer and the Merger are collectively referred to in this Agreement as the "TRANSACTIONS");

     (ii) approved by unanimous vote this Agreement and each of the Transactions and, for the purposes of Section 203 of the DGCL (as defined in Section 1.4), the tender agreements (or letters of intent to tender) to be entered into immediately after this Agreement on the date hereof between Parent, the Purchaser and one or more of Tweedy Browne & Company, LP, College Retirement Equities Fund - Stock, Smith (Donald) & Company, Inc. Franklin Balance Sheet Investment Fund, Delphi Management, David L. Babson & Company, Inc., Babson Enterprise Fund, Brinson Partners, Brinson Post-Venture Fund and The Franklin Microcap Value Fund (collectively, the "TENDER AGREEMENTS");

     (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended only under the circumstances described in
Section 5.7; and

     (iv) taken all other action necessary to render the Rights Agreement inapplicable to the Transactions and the Tender Agreements.

The Company represents that the actions set forth in this Section 1.2(a) and all other actions it has taken in connection therewith are, assuming the accuracy of, and in reliance upon, the information received in writing from Parent as to the ownership of Shares by Parent, Purchaser and their affiliates, sufficient to render (i) Section 203 of the DGCL inapplicable to the Transactions and the Tender Agreements and (ii) the super-majority voting requirements set forth in the Company's Restated Certificate of Incorporation inapplicable to this Agreement and the Transactions.

   (b) The Company further represents that Duff & Phelps Capital Markets Company ("DUFF & PHELPS") has delivered to the Company its opinion that the consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view, subject to the assumptions and qualifications set forth in such opinion.

   (c) (i) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "SCHEDULE 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law (and the provisions of Section 5.7) and to the provisions of this Agreement, contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof.

        (ii) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after receipt of such comments, and shall provide Parent and its counsel with an opportunity to participate, including by way of discussions with the SEC, in the response of the Company to such comments. Notwithstanding anything to the contrary contained herein, the subsequent withdrawal, modification or amendment of such recommendation under the circumstances described in Section 5.7 shall not constitute a breach of this Agreement.

   (d) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the shareholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

   (e) As promptly as practicable on or after the date hereof, but in no event later than two days following announcement of the Offer, the Company will amend the Rights Agreement, as necessary (the "RIGHTS AMENDMENT"), (i) to prevent this Agreement, the Transactions or the Tender Agreements or the consummation of any of the Transactions contemplated thereby, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate Rights certificates or the occurrence of a Distribution Date (as defined therein) or being deemed a Triggering Event (as defined therein) and
(ii) to provide that neither Parent nor the Purchaser shall be deemed to be an Acquiring Person (as defined therein) by reason of the transactions expressly provided for in this Agreement and the Tender Agreements. The Company represents that the Rights Amendment will be sufficient to render the Rights inoperative with respect to any acquisition of Shares by Parent, the Purchaser or any of their affiliates pursuant to this Agreement and/or the Tender Agreements. As a result of the Rights Amendment, the Rights shall not be exercisable upon or at any time after, the acceptance for payment of Shares pursuant to the Offer and/or the purchase of Shares pursuant to the Tender Agreements.

  1.3  DIRECTORS.

   (a) Promptly upon the purchase of and payment for any Shares by Parent and Purchaser which represents at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis) Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser and Parent bears to the total number of shares of Company Common Stock then outstanding. The Company shall, upon request of the Purchaser, use its best efforts promptly either to increase the size of its Board of Directors and/or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.1) of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company Common Stock is listed. Notwithstanding the foregoing, until the Effective Time (as defined in Section
1.5 hereof), the Company shall use all reasonable efforts to retain as a member of its Board of Directors at least two directors who are directors of the Company on the date hereof; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f)and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

  (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of

Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Committee and the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

  1.4 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the "MERGER") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware under the name of "Duplex Products Inc.", and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Restated Certificate of Incorporation, and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Restated Certificate of Incorporation and such By-laws. The corporation surviving the Merger is sometimes hereinafter referred to as the "SURVIVING CORPORATION."
The Merger shall have the effects set forth in the Delaware General Corporation Law (the "DGCL").

  1.5 EFFECTIVE TIME. Parent, the Purchaser and the Company will cause an appropriate Certificate of Merger (the "CERTIFICATE OF MERGER") to be executed, acknowledged and filed on the date of the Closing (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME."

  1.6 CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction or waiver of all of the conditions set forth in Section 6 hereof (the "CLOSING DATE"), at the Chicago, Illinois offices of Hinshaw & Culbertson, unless another date or place is agreed to in writing by the parties hereto.

  1.7 SURVIVING CORPORATION DIRECTORS AND OFFICERS. The directors and officers of the Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

  1.8  SHAREHOLDERS' MEETING.

   (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

     (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "SPECIAL MEETING") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

     (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "PROXY STATEMENT") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

     (iii) include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, subject, however, to the withdrawal, modification or amendment of that recommendation under the circumstances described in Section 5.7 of this Agreement.

   (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

  1.9 MERGER WITHOUT MEETING OF SHAREHOLDERS. Notwithstanding Section 1.8 hereof, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the Company Common Stock, pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent and subject to Section 6 hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 253 of the DGCL.

2. CONVERSION OF SECURITIES.

  2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, no par value, of the Purchaser (the "PURCHASER COMMON STOCK"):

   (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

   (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall be cancelled and retired and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

   (c) Exchange of Shares. Each issued and outstanding share of Company Common Stock, including the associated Rights (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in
Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest. Notwithstanding anything in this Agreement to the contrary, but only to the extent required by DGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and with respect to which the holders comply with all the provisions of the DGCL concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock ("DISSENTING STOCK") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due the holders of the Dissenting Stock ("DISSENTING STOCKHOLDERS") pursuant to the DGCL; provided, however, that (i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal

(with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect his or her entitlement to appraisal rights as provided by the DGCL, or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of Company Common Stock outstanding at the Effective Time and held by Dissenting Stockholders in accordance with the DGCL, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and the Purchaser (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demand.

  2.2  EXCHANGE OF CERTIFICATES.

   (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "PAYING AGENT") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

   (b) Exchange Procedures. (i) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.

     (ii) Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such

Certificate and the Certificate so surrendered shall forthwith be cancelled.
If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

     (iii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 2, provided that, the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

     (iv) Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

   (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

   (d) Termination of Fund; No Liability. (i) Concurrently with the Effective Time, Parent or the Purchaser shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (less those shares to be cancelled in accordance with Section 2.1(b) and any shares known at the time of such deposit to be Dissenting Stock), multiplied by (B) the Merger

Consideration (such amount being hereinafter referred to as the "PAYMENT FUND"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively, "PERMITTED INVESTMENTS") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.1(c) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent.

     (ii) At any time following one hundred twenty (120) days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it the remaining balance of the Payment Fund (including any interest received with respect thereto), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  2.3  COMPANY OPTION PLANS.

   (a) Parent and the Company shall take all actions necessary to provide that, effective as of the Effective Time, (i) each outstanding employee stock option to purchase Shares (an "OPTION") granted under the Company's 1984 Incentive Stock Option Plan (the "1984 OPTION PLAN") or the Company's 1993 Incentive Stock Option Plan (the "1993 OPTION PLAN" and collectively with the 1984 Option Plan, the "OPTION PLANS"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option that is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes); provided that the foregoing
(x) shall be subject to the obtaining of any necessary consents of holders of Options and the making of any necessary amendments to the Option Plans, it being agreed that the Company and Parent will use all reasonable efforts to obtain any such consents and make any such amendments, and (y) shall not require any action that violates the Option Plans; provided, further, that if it is determined that compliance with any of the foregoing would cause any individual subject to
Section 16 of the Exchange Act ("SECTION 16") to become subject to the profit recovery provisions thereof, any Options held by such individual will be cancelled or purchased, as the case may be, as promptly as possible so as not to subject such individual to any liability pursuant to Section 16, subject to receiving an agreement from the holder of such Option not to exercise such Option after the Effective Time, and such individual shall be entitled to receive from the Company, for each Share subject to an Option an amount equal to the excess, if any, of the Offer Price over the per Share exercise price of such Option. Notwithstanding the foregoing, any payment to the holders of Options contemplated by this Section 2.3 may be withheld in respect of any Option until any necessary consents or releases are obtained.

   (b) Each Share previously issued in the form of restricted stock (both "Restricted Shares" and "Investment Shares") under the Company's Restricted Stock Purchase Plan (the "RESTRICTED STOCK PLAN") shall become fully and freely transferable under the terms of the Offer immediately prior to the Effective Time.

   (c) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans and the Restricted Stock Plan, (i) the Option Plans and the Restricted Stock Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and (ii) the Company shall take all actions necessary to ensure that following the Effective Time, the Company will not be bound by any Options, other options, warrants, rights or agreements which would entitle any person (other than Parent or the Purchaser) to own or acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof or to receive any payment in respect thereof.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

  The Company represents and warrants to Parent and the Purchaser as follows:

  3.1 ORGANIZATION. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such person or any other Subsidiary of such person is a general partner (excluding such partnerships where such person or any Subsidiary of such person do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any person (or group of persons taken as a whole) means such event, change or effect is materially adverse to the consolidated financial condition, businesses or results of operations of such person (or, if used with respect thereto, of such group of persons taken as a whole). The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries taken as a whole. The only Subsidiary of the Company is Puerto Rico Envelopes, Inc.

  3.2  CAPITALIZATION.

   (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 preferred shares, $1.00 par value (the "PREFERRED STOCK"). As of the date hereof, (i) 7,481,278 shares of Company Common Stock are issued and outstanding, (ii) 753,190 shares of Company Common Stock are issued and held in the treasury of the Company, and (iii) 188,000 shares of Company Common Stock are reserved for issuance upon exercise of then outstanding Options granted under the Option Plans or rights granted under the Restricted Stock Plan. As of the date hereof, there are no shares of Preferred Stock issued and outstanding and 1,000,000 shares of Preferred Stock were reserved for issuance upon exercise of the Rights. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the exercise of outstanding Options or Rights will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights)("VOTING DEBT") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (x) there are no shares of capital stock of the Company authorized, issued or outstanding and (y) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. After the Effective Time, the Surviving Corporation will have no obligation to issue, sell or transfer any shares of capital stock of the Surviving Corporation pursuant to any Benefit Plan (as defined in Section 3.9(a)).

   (b) All of the outstanding shares of capital stock of each of the Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances.

   (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

  3.3  AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION.

   (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders with respect to the Merger, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for those actions contemplated by Section 1.2(a) and obtaining the approval of its shareholders as contemplated by Section 1.8, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the Transactions, including the Offer, the acquisition of Shares pursuant to the Offer, the Merger and the Tender Agreements, including, but not limited to, all actions required to render Section 203 of the DGCL, the super-majority voting provisions of Article IX of the Company's Restated Certificate of Incorporation and the Rights Agreement inapplicable to such transactions.

  3.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), state securities or blue sky laws, applicable state takeover statutes and the DGCL, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions or the compliance by the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "GOVERNMENTAL ENTITY"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, (c) except for the those agreements described in Section 3.4 of the disclosure letter prepared by the Company for the benefit of Parent and the Purchaser in connection with the transactions contemplated by this Agreement (the "DISCLOSURE LETTER"), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which either (i) has been filed as an exhibit to the Company SEC Documents (as defined in Section 3.5) or (ii) is otherwise material to the financial condition, business or results of operations of the Company (such agreements, contracts, etc. described in the foregoing clauses (i) and (ii) to be referred to herein as the "MATERIAL AGREEMENTS") or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of
(c) or (d) for such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby and to operate in the ordinary course of business after the Effective Time.

  3.5 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since November 1, 1992 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "COMPANY SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. The financial statements of the Company (the "1995 FINANCIAL STATEMENTS") included in the Company's annual report on Form 10-K for the fiscal year ended October 28, 1995, as amended and subsequently restated (including the related notes thereto) (the "1995 FORM 10-K")and in the quarterly report on Form 10-Q for the fiscal quarter filed since the 1995 Form 10-K have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

  3.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Documents or in Section 3.6 of the Disclosure Letter, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether accrued, contingent or otherwise) having, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP.

  3.7 NO UNDISCLOSED LIABILITIES. Except (a) as disclosed in the Company's SEC Documents and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since October 28, 1995, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries taken as a whole or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto). Section 3.7 of the Disclosure Letter sets forth a list of all debt obligations of the Company (including capitalized leases), and the total amounts of principal (both current and long-term portions) and unpaid interest outstanding under the same (even if $0).

  3.8 INFORMATION IN PROXY STATEMENT. The Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to Company shareholders and at the time of the meeting of Company shareholders to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  3.9  EMPLOYEE BENEFIT PLANS; ERISA.

   (a) Section 3.9(a) of the Disclosure Letter lists all material employee benefit plans, arrangements, contracts or agreements (including employment agreements and severance agreements) of any type, including but not limited to plans described in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all retirement, savings and other pension plans, all health, severance, insurance, disability and other employee welfare plans and all incentive, vacation, accrued leave, sick pay, sick leave and other similar plans, all bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, deferred compensation, supplemental retirement, unemployment benefit, severance and other employee benefit plans, programs or arrangements (whether or not insured) and all material employment, consulting, termination, or compensation agreements, in each case for the benefit of, or relating to current employees and former employees or directors of the Company, whether or not any such items are in writing or are exempt from the provisions of ERISA, that have been established, maintained or contributed to or with respect to which any potential material liability is borne by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(15) of ERISA, or with respect to which the Company or any of its Subsidiaries has or may have a liability (collectively, the "BENEFIT PLANS"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any Subsidiary.

   (b) (i) Neither the Company nor any ERISA Affiliate has at any time maintained, contributed to, had an obligation to contribute to, or otherwise sponsored a "defined benefit plan," as defined in ERISA Section 3(35), a plan subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE"), or a "multiemployer plan," as defined in ERISA Section 4001(a)(3).

        (ii) Neither the Company nor any ERISA Affiliate maintains any Benefit Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(f) of the Code and neither the Company nor any of its subsidiaries is subject to any material liability as a result of such administration and operation. Except as set forth in Section 3.9(b) of the Disclosure Letter, neither the Company nor any ERISA Affiliate maintains any Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for retiree health and/or life benefits and having material unfunded liabilities.

       (iii) Except as set forth in Section 3.9(b) of the Disclosure Letter neither the Company nor any ERISA Affiliate has any material unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

   (c) All Benefit Plans have at all times been maintained and operated in all material respects in compliance with their terms and the requirements prescribed by all applicable statutes, orders or governmental rules or regulations with respect thereto, and the Company and its ERISA Affiliates have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any of the Benefit Plans. No condition or circumstance exists that would prevent the amendment or termination of any Benefit Plan.

   (d) Except as set forth in Section 3.9(d) of the Disclosure Letter, each Benefit Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the Internal Revenue Service (the "SERVICE") to so qualify, and each trust created thereunder has heretofore been determined by the Service to so qualify, and each trust created thereunder has heretofore been determined by the Service to be exempt from tax under the provisions of
Section 501(a) of the Code and, to the best knowledge of the Company nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such Benefit Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.

   (e) The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4001 et seq. of ERISA, and no condition exists that could reasonably be expected to result in the Company incurring material liability under Title IV of ERISA, either singly or as a member of any trade or business, whether or not incorporated, under common control of or affiliated with the Company, within the meaning of Section 414(b), (c), (m) or (o) of the Code. All premiums payable to the PBGC have been paid when due.

   (f) The Company has made available to Parent, copies of all material documents in connection with each Benefit Plan including, without limitation (where applicable), (i) all Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent Service determination letter, if applicable; (v) annual reports required to be filed within the last year pursuant to ERISA or the Code with respect to the Benefit Plans; (vi) the most recently prepared financial statements; and (vii) all material contracts relating to each Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements.

   (g) Neither the Company nor any of its ERISA Affiliates nor, to the best knowledge of the Company, any of their respective directors, officers, employees or other persons who participate in the operation of any Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a material tax, penalty or liability for prohibited transactions under ERISA or the Code or would result in any material claim being made under, by or on behalf of any such Benefit Plan by any party with standing to make such claim.

   (h) Full payment has been made of all amounts which the Company or any of its ERISA Affiliates is required, under applicable law or under any Benefit Plan or any agreement relating to any Benefit Plan to which the Company or any of ERISA Affiliates is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date hereof. Benefits under all Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

   (i) There are no actions, suits or claims pending, or to the best knowledge of the Company, threatened or anticipated (other than routine claims for benefits) with respect to any Benefit Plan.

   (j) Except as set forth in Section 3.9(j) of the Disclosure Letter, no Benefit Plan provides for the payment of severance benefits upon the termination of an employee's employment. No compensation or benefit that is or will be payable in connection with the Transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.

   (k) The Company has not made any commitment to establish any new Benefit Plan, to modify any Benefit Plan or to increase benefits or compensation of employees or former employees of the Company (except for normal increases in compensation consistent with past practices or as disclosed in Section 3.9(k) of the Disclosure Letter), nor has any intention to do so been communicated to employees or former employees of the Company.

  3.10 LITIGATION. Except as disclosed in the Company SEC Documents, filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, if concluded adversely to the Company or its Subsidiary, would have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or to operate in the ordinary course of business after the Effective Time.

  3.11 CONDUCT OF BUSINESS. The business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or by-laws or similar organizational documents, (b) any Material Agreement or (c) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, excluding from the foregoing clauses (b) and (c), defaults or violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Except as previously disclosed to Parent in writing, as of the date of this Agreement, no investigation or review by any Governmental Entity or other entity with respect to the Company or any of its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity or other entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not, individually or in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

  3.12 REIMBURSEMENT. The Company or its Subsidiaries, as the case may be, are parties to such agreements with third party payors, including Medicaid, health maintenance organizations, preferred provider organizations, insurance companies and other payment sources, which are necessary to conduct their respective businesses as of the date of this Agreement.

  3.13 TAXES.

   (a) The Company and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof.

   (b) There are no material liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and liens for Taxes the assessment of which is being contested in good faith and with respect to which adequate reserves have been established in accordance with GAAP (a list of such contests is set forth in Section 3.13(b) of the Disclosure Letter).

   (c) Since October 28, 1994, neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

   (d) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed bylaw, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

   (e) Except as described in Section 3.13(e) of the Disclosure Letter, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate could have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and neither the Company nor its subsidiaries has received a written notice of any pending audits or proceedings.

   (f) The federal income Tax Returns of the Company and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including October 28, 1994, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid.

   (g) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

   (h) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

   (i) Except as disclosed in Section 3.9(j) of the Disclosure Letter, neither the Company nor its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

   (j) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

   (k) The deductibility of compensation paid by the Company and/or its Subsidiaries will not be limited by Section 162(m) of the Code.

   (l) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

   (m) None of the assets of the Company directly or indirectly secures any debt on interest which is tax-exempt under Section 103(a) of the Code.

   (n) None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

   (o) The Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

   (p) The Company has not participated in an international boycott within the meaning of Section 999 of the Code.

   (q) The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

   (r) The Company does not have and has not had a permanent establishment in any foreign countries, as defined in any application tax treaty or commitment between the United States and such foreign country.

   (s) Except as set forth in Section 3.13(s) of the Disclosure Letter, the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

   (t) "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

  3.14 LABOR RELATIONS. There is no labor strike, slowdown or work stoppage or lockout pending or to the Company's knowledge threatened against the Company or any of its Subsidiaries. There is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board (the "NLRB") which if decided adversely could have a material adverse effect on the Company and its Subsidiaries, taken as a whole. There is no representation claim or petition pending before the NLRB and no question concerning representation exists with respect to the employees of the Company or its Subsidiaries. No collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. Except as identified in
Section 3.14 of the Disclosure Letter, there exist no employment, consulting, severance, indemnification or deferred compensation agreements between the Company and any director, officer or employee of the Company or any agreement that would give any person the right to receive any payment from the Company as a result of the Transactions.

  3.15 COMPLIANCE WITH LAWS. The Company and its Subsidiaries have complied in a timely manner with all laws and governmental regulations and orders relating to any of the Company or its Subsidiaries or the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, and antitrust laws, except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

  3.16 INSURANCE. As of the date hereof, the Company and each of its Subsidiaries are insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds are in full force and effect. All necessary notifications of claims have been made to insurance carriers other than those which will not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Section 3.16 of the Disclosure Letter contains a complete list of all material insurance policies and fidelity or surety bonds maintained by the Company as of the date of this Agreement.

  3.17 CONTRACTS. Each Material Agreement is legally valid and binding and in full force and effect, except where failure to be legally valid and binding and in full force and effect would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company has previously made available for inspection by Parent or the Purchaser all Material Agreements. Neither the Company nor any of its Subsidiaries is a party to or bound by the terms of any agreement, contract or commitment (a) to obtain all or a substantial portion of its supply of any material good or service from any other person (or group of persons), (b) to maintain the confidentiality of any non-public information of another person; or (c) to refrain from competing or otherwise offering its services or products to any other person.


  3.18 REAL PROPERTY. The Company and the Subsidiaries, as the case may be, have sufficient title or leaseholds to real property to conduct their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

  3.19 OPINIONS OF FINANCIAL ADVISORS. The Company has received an opinion from Duff & Phelps to the effect that the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, and a complete and correct signed copy of such opinion will be promptly delivered to Parent.

  3.20 VOTE REQUIRED. Unless the Merger is consummated in accordance with the provisions of Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

  3.21 TITLE TO PROPERTIES. The Company and each of its Subsidiaries has good, valid and marketable title to (a) all its material tangible properties and assets (real and personal), including, without limitation, all material properties and assets reflected in the consolidated balance sheet as of October 28, 1995 except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of

October 28, 1995 which have been sold or otherwise disposed of in the ordinary course of business, and (b) all material tangible properties and assets purchased by the Company and any of its Subsidiaries since October 28, 1995 except for such properties and assets which have thereafter been sold or otherwise disposed of in the ordinary course of business; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (w) liens reflected in the consolidated balance sheet as of October 28, 1995, (x) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its subsidiaries in the operation of its respective business, (y) liens for current taxes, assessments or governmental charges or levies on such property not yet due and delinquent and (z) mechanics, materialmen's and other similar liens imposed by law and incurred in the ordinary course of business.

  3.22 INTELLECTUAL PROPERTIES. (a) In the operation of its business, the Company and its Subsidiaries have used, and currently use, domestic and foreign patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, (collectively, the "INTELLECTUAL PROPERTY") and unpatented inventions, trade secrets and other confidential proprietary information (collectively, the "KNOW-HOW").

   (b) Section 3.22 of the Disclosure Letter contains an accurate and complete list of all Intellectual Property which, to the best knowledge of the Company, is of material importance to the operation of the business of the Company or any of its Subsidiaries. Unless otherwise indicated in Section 3.22 of the Disclosure Letter, the Company (or the Subsidiary indicated) owns the entire right, title and interest in and to the Intellectual Property listed on
Section 3.22 of the Disclosure Letter used in the operation of its business (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Intellectual Property which is owned by the Company or a Subsidiary and listed on Section 3.22 of the Disclosure Letter has been, to the extent indicated in Section 3.22 of the Disclosure Letter, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are indicated in Section 3.22 of the Disclosure Letter and such registrations, filings and issuances remain in full force and effect. Except as stated in such Section 3.22 of the Disclosure Letter, there are no pending or to the best knowledge of the Company, threatened proceedings or litigation which would have a material adverse effect on the Company's use of such Intellectual Property or other material adverse claims affecting or with respect to the Intellectual Property or the Know-How. Section 3.22 of the Disclosure Letter lists all notices or claims currently pending or received by the Company or any of its subsidiaries during the past two years which claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by the Company or any of its Subsidiaries of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of the Company, there exists no reasonable basis upon which a claim may be asserted against the Company or any of its Subsidiaries for infringement, contributory infringement, inducement to infringe, misappropriation or breach of any domestic or foreign patents, patent applications, patent licenses, know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of the Company, except as indicated on Section 3.22 of the Disclosure Letter, no person is infringing the Intellectual Property or the Know-How.

  3.23 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the Transactions.

  3.24 ENVIRONMENTAL MATTERS. (a) Except as disclosed in the Company SEC Documents or in Section 3.24 of the Disclosure Letter or as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) the Company and its Subsidiaries are in compliance with all Environmental Laws (as defined in Section 3.24(b)); (ii) Hazardous Substances (as defined in Section 3.24(b)) requiring remediation under any Environmental Law have not been released or disposed of on any real property owned or operated by the Company or any of its Subsidiaries; (iii) the Company and its Subsidiaries are not subject to liability for any off-site disposal or contamination; (iv) the Company and its Subsidiaries have not received any Environmental Claims (as defined in Section 3.24(b)) under any Environmental Law; and (v) there are no facts, conditions, occurrences or circumstances regarding the Company, its Subsidiaries or any property owned or operated by the Company or its subsidiaries that could reasonably be expected
(A) to form the basis of any Environmental Claim against the Company, its Subsidiaries or any property owned or operated by the Company or its Subsidiaries, or (B) to cause such property to be subject to any restrictions on the ownership, use, or transferability of any such property under any Environmental Law.

   (b) "ENVIRONMENTAL LAWS" means all federal, state and local statutory and common laws, regulations or orders relating to pollution, protection of the environment or human health and safety, including those relating to the manufacture, production, distribution, use, treatment, storage, disposal, transport or handling, emission, discharge or release of pollutants, contaminants, chemicals, industrial, hazardous or toxic materials or wastes or nuisance. "HAZARDOUS SUBSTANCE" means any hazardous or toxic material, substance, waste, pollutant or contaminant as defined under any Environmental Law, in any concentration, including, without limitation, any petroleum or petroleum products, friable asbestos or polychlorinated biphenyls. "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (hereinafter "CLAIMS"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health, safety or the environment.

  3.25 STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and the entering into, and performance, by Parent and Purchaser of the Tender Agreements and such approval is sufficient to render Section 203 of the DGCL inapplicable to the Offer, the Merger, this Agreement and the entering into, and performance, by Parent and the Purchaser of the Tender Agreements and the other transactions contemplated by this Agreement and the Tender Agreements.

  3.26 RIGHTS AGREEMENT. The Company and the Board of Directors of the Company have taken and will, until the termination, if any, of this Agreement pursuant to Section 7.1, maintain in effect all necessary action to (i) render the Rights Agreement inapplicable with respect to the Offer, the Merger, this Agreement, and the entering into, and performance, by Parent and the Purchaser of the Tender Agreements and the other transactions contemplated by this Agreement and (ii) ensure that (A) neither Parent nor the Purchaser nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (B) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger, the Tender Agreements or the consummation of any of the other transactions contemplated by this Agreement or the Tender Agreements.
The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER.

  Parent and the Purchaser represent and warrant to the Company as follows:

  4.1 ORGANIZATION. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries taken as a whole.
Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

  4.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Offer and the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser and no other corporate proceedings on the part of Parent and the Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, state securities or blue sky laws and applicable state takeover laws, neither the execution, delivery or performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby nor compliance by Parent and the Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and the Purchaser,
(b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its Subsidiaries taken as a whole), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of (c) and (d) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole.

  4.4 INFORMATION IN PROXY STATEMENT; SCHEDULE 14D-9. None of the information supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement or the Schedule 14D-9 will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  4.5 FINANCING. Either Parent or the Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

  4.6 PURCHASER'S OPERATIONS. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

5. COVENANTS.

  5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, or (ii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (the "APPOINTMENT DATE"):

   (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

   (b) the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock, Preferred Stock or capital stock of any of its Subsidiaries beneficially owned by it, either directly or indirectly; or (ii) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

   (c) except for those actions contemplated in Section 1.2, neither the Company nor any of its Subsidiaries shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Options outstanding on the date hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

   (d) except as expressly provided in Section 2.3, neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or key employees or (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (ii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any its Subsidiaries;

   (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any Material Agreement or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

   (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

   (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

   (h) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

   (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (i) in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (ii) incurred in the ordinary course of business and consistent with past practice or (iii) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (iii) are legally required to be paid and are also not otherwise payable in accordance with clauses (i) or (ii) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $50,000 in value, reasonably in advance of their payment);

   (j) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

   (k) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; or

   (l) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  5.2 RIGHTS AGREEMENT. Except for the amendments contemplated by Section 1.2(d) hereof or amendments approved in writing by Parent or the Purchaser, the Company will not, following the date hereof, amend the Rights Agreement in any manner. In addition, the Company covenants and agrees that it will not redeem the Rights unless such redemption is consented to in writing by Parent prior to such redemption.

  5.3 HSR ACT. The Company and Parent shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Anti-trust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

  5.4 ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws, and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment Date, the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time, as Parent shall request. Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the letter agreement between the Company and the Parent (the "CONFIDENTIALITY AGREEMENT") dated as of March 3, 1996, as amended by letter dated as of March 7, 1996 and letter dated April 16, 1996.

  5.5 CONSENTS AND APPROVALS. Each of the Company, Parent and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

  5.6 EMPLOYEE BENEFITS. Parent agrees that following the Effective Time the employees of the Company and its Subsidiaries will continue to be provided with employee benefit plans (other than stock option, employee stock ownership or other plans involving the potential issuance of securities of the Company or of Parent) which in the aggregate are substantially comparable to those currently provided by the Company and its Subsidiaries to such employees. Parent will, and will cause the Surviving Corporation to, honor employee (or former employee) benefit obligations and contractual rights existing as of the Effective Time and all employment, incentive and deferred compensation or severance agreements, plans or policies adopted by the Board of Directors of the Company (or any committee thereof) prior to the date hereof in accordance with their terms other than stock option, employee stock ownership or other plans involving the potential issuance of securities of the Company or of Parent.

  5.7 NO SOLICITATION. (a) Neither the Company nor any of its Subsidiaries, shall, directly or indirectly, take (and the Company shall not authorize or permit its or its subsidiaries, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) solicit or initiate the submission of any Acquisition Proposal (as defined in Section 5.7(b)), (ii) enter into an agreement for the sale or other disposition by the Company or any of its subsidiaries of a material amount of assets or a sale of shares of capital stock whether by merger or other business combination or tender or exchange offer or (iii) participate in any way in discussions or negotiations with, or, furnish any information to, any person (other than Parent or the Purchaser) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (and the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing); provided, however, that the Company may participate in discussions or negotiations with or furnish information to any third party which proposes a transaction which the Board of Directors of the Company reasonably believes will result in an Acquisition Proposal, if the Board of Directors reasonably and in good faith believes (and has received a written opinion to that effect from independent counsel) that failing to take such action would constitute a breach of its fiduciary duties and if such third party, as a condition to receipt of such information, executes a confidentiality agreement no less restrictive than the Confidentiality Agreement. In addition, neither the Board of Directors of the Company nor any Committee thereof shall withdraw or modify in a manner adverse to Parent the approval and recommendation of the Offer and this Agreement or approve or recommend any Acquisition Proposal, provided that the Company may recommend to its shareholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Board of Directors of the Company has reasonably and in good faith determined that the Acquisition Proposal is a Superior Proposal (as defined in Section 5.7(b)) and the Board of Directors has received a written opinion from independent legal counsel that failure to withdraw or modify its recommendation of the Offer and the Merger and to terminate this Agreement pursuant to Section 7.1(e) would constitute a breach of the Board's fiduciary duties, (ii) all the conditions to the Company's right to terminate this Agreement in accordance with Section 7.1(e) have been satisfied (including the payment of the amount required by Section 8.1), (iii) simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with
Section 7.1(e) and (iv) the Acquisition Proposal does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of documented out-of-pocket expenses incurred in connection with such Acquisition Proposal. Any actions permitted under, and taken in compliance with, this
Section 5.7 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

   (b) "ACQUISITION PROPOSAL" shall mean any proposed merger or other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock, tender offer or exchange offer or similar transactions involving the Company or any of its Subsidiaries. "SUPERIOR PROPOSAL" shall mean a bona fide proposal made by a third party to acquire all of the outstanding shares of the Company pursuant to a tender offer or a merger, or to purchase all or substantially all of the assets of the Company on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of its financial and legal advisors) to be more favorable to the Company and its shareholders than the transactions contemplated hereby, and which does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of documented out-of-pocket expenses incurred in connection with the Superior Proposal.

   (c) In addition to the obligations of the Company set forth in Section 5.7(a), the Company shall promptly advise Parent of any request for information or of any Acquisition Proposal, or any proposal with respect to any Acquisition Proposal, the material terms and conditions of such request or takeover proposal, and the identity of the person making any such takeover proposal or inquiry. The Company will use its reasonable best efforts to keep Parent informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

   (d) Immediately following the purchase of Shares pursuant to the Offer, the Company will request each person (other than Purchaser or Parent) which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (the "THIRD PARTY CONFIDENTIALITY AGREEMENTS") to return all confidential information heretofore furnished to such person by or on behalf of the Company.

  5.8 BROKERS OR FINDERS. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and each of Parent and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

  5.9 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the provision of such certificates and opinions of counsel as are reasonable and customary under the circumstances). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

  5.10 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

  5.11 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  5.12 DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. (a) For two (2) years from the Effective Time, the Surviving Corporation shall either (i) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been previously delivered to Parent) (the "INDEMNIFIED PARTIES"); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 100% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $74,000 for the twelve month period ended November 1, 1996; and; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (ii) cause the Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

   (b) From and after the date of purchase of Shares pursuant to the Offer, Parent shall (or shall cause the Surviving Corporation to) indemnify all Indemnified Parties to the fullest extent permitted by Delaware law and the Company's Restated

Certificate of Incorporation and By-laws with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent, from and after the date of purchase of Shares pursuant to the Offer, will pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to
Section 5.12(c), Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section
5.12 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

   (c) Any Indemnified Party wishing to claim indemnification under Section 5.12(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right, from and after the purchase of Shares pursuant to the Offer, to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

6. CONDITIONS.   The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions.

  6.1 SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Restated Articles of Incorporation, in order to consummate the Merger.

  6.2 STATUTES; CONSENTS. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Offer, the Merger or the Tender Agreements or has the effect of making illegal the purchase of Company Common Stock by Parent or the Purchaser and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Offer, the Merger and the transactions contemplated by this Agreement shall have been obtained and shall be in effect at the Effective Time.

  6.3 INJUNCTIONS. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

  6.4 PURCHASE OF SHARES IN OFFER. Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.

7. TERMINATION.

  7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

   (a) subject to the provisions of Section 1.3 hereof, by mutual consent of the Company, on the one hand, and of Parent and the Purchaser, on the other hand;

   (b) by either Parent, on the one hand, or the Company, on the other hand, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (c) by Parent, on the one hand, or the Company, on the other hand, if the Effective Time shall not have occurred on or before June 15, 1996 unless the Effective Time shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

   (d) by Parent, on the one hand, or the Company, on the other hand, if the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any Common Stock thereunder due to a failure of any of the conditions set forth in Annex A hereto to be satisfied, unless such termination or expiration has been caused by or results from the failure of the party seeking to terminate this Agreement to perform in any material respect any of its respective covenants or agreements contained in this Agreement;

     (e) by either Parent, on the one hand, or the Company, on the other hand, if the Board of Directors of the Company reasonably and in good faith determines that an Acquisition Proposal is a Superior Proposal and the Board believes (and has received a written opinion from independent legal counsel) that a failure to terminate this Agreement would constitute a breach of its fiduciary duties; provided, however, the Company may not terminate this Agreement pursuant to this Section 7.1(e) unless (i) the Company has notified Parent and the Purchaser in writing promptly after receipt of any Acquisition Proposal and following such notification by the Company, the Company has fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Acquisition Proposal (and any modification thereto), and the identity of the Person making such Proposal, with the intent of enabling the parties hereto to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (ii) prior to such termination, Parent has received the amount set forth in Section 8.1(b) by wire transfer in same day funds; and

   (f) prior to the consummation of the Offer, by the Company, if (i) any of the representations and warranties of Parent or the Purchaser contained in this Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or (ii) Parent or the Purchaser shall have breached or failed to comply in any material respect with any of their respective obligations under this Agreement, including, without limitation, their obligation to commence the Offer within the time period required by Section 1.1(a) of this Agreement.

  7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company except (a) for fraud or for material breach of this Agreement and (b) as set forth in this Section 7.2 and Section 8.1.

8. MISCELLANEOUS.

  8.1 FEES AND EXPENSES. (a) Except as provided in Section 8.1(b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

  (b) If this Agreement is terminated by Parent in accordance with Section 7.1(d) because of the occurrence of any of the events set forth in paragraphs
(iv)(e) or (iv)(h) of Annex A or if this Agreement is terminated by the Company in accordance with Section 7.1(e), then the Company shall, within two business days of such termination (except as required to be earlier paid in accordance with Section 7.1(e)), pay to Parent in same day funds the sum of $3,366,575.

  8.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

  8.3  REPRESENTATIONS AND WARRANTIES.   The respective representations and
warranties of the Company, on the one hand, and Parent and the Purchaser, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or the Purchaser shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

  8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses(or at such other address for a party as shall be specified by like notice):

   (a)   if to Parent or the Purchaser, to:

         The Reynolds and Reynolds Company
         115 South Ludlow Street
         Dayton, Ohio 45402
         ATTN: Adam M. Lutynski
         Telecopy No. (513) 449-4123
         with a copy to:

         Coolidge Wall Womsley & Lombard
         33 W. First Street, Suite 600
         Dayton, Ohio  45402
         ATTN: Jeffry A. Melnick
         Telecopy No. (513) 449-5788

         and

   (b)   if to the Company, to:

         Duplex Products Inc.
         1947 Bethany Road
         Sycamore, Illinois 60178
         ATTN: Mark A. Robinson, Esq.
         Telecopy No. (815) 895-1091

         with a copy to:

         Hinshaw & Culbertson
         220 East State Street
         P.O. Box 1389
         Rockford, Illinois 61105-1389
         ATTN: Charles F. Thomas, Esq.
         Telecopy No. (815) 965-9529

  8.5 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 20, 1996. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. References to a party's "knowledge" or the "best knowledge" of a party or words of similar import shall mean to the actual knowledge of the officers and directors of the applicable party after reasonable inquiry into the subject matter. The term "person" shall mean and include an individual, a partnership (limited, limited liability or general), a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

  8.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  8.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement, the Disclosure Letter, and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein):
(a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.6 and 5.12 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  8.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  8.9 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the state of Delaware without giving effect to the principles of conflicts of law thereof.

  8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interest and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  8.11 HEADINGS. The descriptive headings of the Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

  8.12 EXTENSION; WAIVER. Subject to the provisions of Sections 1.1 or 1.3 hereof, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or the Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or

(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

  IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the 20th day of April, 1996.

                           THE REYNOLDS AND REYNOLDS COMPANY
ATTEST:


By_______________________  By______________________________

Name:____________________  Name:___________________________

Title:___________________  Title:__________________________

                           DELAWARE ACQUISITION CO.



By_______________________  By______________________________

Name:____________________  Name:___________________________

Title:___________________  Title:__________________________



                           DUPLEX PRODUCTS INC.


By_______________________  By______________________________

Name:____________________  Name:___________________________

Title:___________________  Title:__________________________

                                    ANNEX A

                         CONDITIONS TO THE TENDER OFFER

  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if:

  (i) any applicable waiting period under the HSR Act has not expired or terminated;

  (ii) the Minimum Condition has not been satisfied;

  (iii) the Rights Agreement shall not have been amended in a manner which renders the Rights inoperative with respect to any acquisition of Shares by Parent or the Purchaser, or

  (iv) at any time on or after April 20, 1996 and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

   (a) there shall be threatened, instituted or pending any action or proceeding by any Governmental Entity (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or seeking to obtain material damages, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or to compel Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or Purchaser or the Company or any of its subsidiaries taken as a whole, or seeking to impose any material limitation on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) seeking to impose material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or Purchaser of any Shares, or (v) otherwise materially adversely affecting the condition of the Company and its subsidiaries taken as a whole;

   (b) any court shall have entered an order which is in effect and which (i) makes illegal, impedes, delays or otherwise directly or indirectly restrains, prohibits or makes materially more costly the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compels Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or Purchaser or the Company or any of its subsidiaries taken as a whole, or imposes any material limitation on the ability of Parent or Purchaser to conduct its business or own such assets,
(iii) imposes material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) requires divestiture by Parent or Purchaser of any Shares, or (v) otherwise materially adversely affects the Company and its Subsidiaries taken as a whole; provided, however, that in the case of a preliminary injunction to the effect described in this paragraph (b), the provisions of this paragraph (b) shall not be deemed to have been triggered until the earlier of (X) the date on which such injunction becomes final or (Y) the Company ceases its efforts to have such preliminary injunction dissolved;

   (c) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Purchaser, the Company or any subsidiary of the Company or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly result in any of the consequences referred to in clauses (i) through (v) of paragraph
(a) above;

   (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (v) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on April 19, 1996 or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

   (e) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date are true and correct as of such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

   (f) the Merger Agreement shall have been terminated in accordance with its terms;

   (g) (i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3)of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange
Act) of more than 19.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 19.9% of any class or series of capital stock of the Company (including the Shares); or
(ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company;

   (h) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal (including a Superior Proposal) or offer, or shall have resolved to do any of the foregoing;

   (i) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change), that is reasonably likely to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, conditions (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; or

   (j) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Purchaser with or from any Governmental Entity in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the




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
consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure could reasonably be expected to have a material adverse effect on the Company and any of its Subsidiaries, taken as a whole, or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by the Merger Agreement.

The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser; provided that the Minimum Condition may not be waived without the written consent of the Company. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.




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